As filed with the Securities and Exchange Commission on September 20, 2002

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

HORIZON MEDICAL PRODUCTS, INC.
(Exact name of registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	58-1882343 (I.R.S. Employer Identification No.)

Horizon Medical Products, Inc.
One Horizon Way
P.O. Box 627
Manchester, Georgia 31816
(706) 846-3126
(Address, including zip code, of registrant’s principal executive offices)

1998 Stock Incentive Plan
(Full title of plans)

William E. Peterson, Jr.
Horizon Medical Products, Inc.
One Horizon Way
P.O. Box 627
Manchester, Georgia 31816
(706) 846-3126
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copy to:

Jon R. Harris, Jr.
King & Spalding
191 Peachtree Street
Atlanta, Georgia 30303-1763

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount to	Offering Price Per	Aggregate Offering	Amount of
Title of Securities to be Registered	be Registered	Share(1)	Price(1)	Registration Fee

Common Stock, par value $.001 per share	6,000,000 shares	$0.98	$5,880,000	$540.96

(1)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) on the basis of the average of the high and low sales prices per share of Common Stock of Horizon Medical Products, Inc. as reported on the American Stock Exchange on September 17, 2002.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to employees and/or directors of the Registrant as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Securities Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents have been previously filed by the Registrant with the Commission and are hereby incorporated by reference into this Registration Statement as of their respective dates:

(a)	Annual Report on Form 10-K for the year ended December 31, 2001;

(b)	Quarterly Report on Form 10-Q for the quarters ended March 31, 2002 (as amended) and June 30, 2002;

(c)	Current Reports on Form 8-K, filed with the Commission on March 20, 2002, May 30, 2002 (as amended by Form 8-K/A, filed with the Commission on July 3, 2002), August 14, 2002 and September 11, 2002; and

(d)	the description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A, dated April 14, 1998, including any amendment or report filed for the purpose of updating such description.

     In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereunder have been sold or that deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents.

     Any statement contained in any document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes thereof to the extent that a statement contained therein or in any other subsequently filed document that is also incorporated or deemed to be incorporated therein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Inapplicable.

Item 5. Interest of Named Experts and Counsel.

Inapplicable.

Item 6. Indemnification of Directors and Officers.

     The following summary is qualified in its entirety by reference to the complete statute, the Registrant’s Restated and Amended Articles of Incorporation and the Registrant’s Amended and Restated Bylaws referred to below.

     The Georgia Business Corporation Code permits a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, provided that no provisions shall eliminate or limit the liability of a director: (A) for any appropriation, in violation of his duties, of any business opportunity of the corporation; (B) for acts or omissions which involve intentional misconduct or a knowing violation of law; (C) for unlawful corporate distributions; or (D) for any transaction from which the director received an improper personal benefit. This provision pertains only to breaches of duty by directors in their capacity as directors (and not in any other corporate capacity, such as officers) and limits liability only for breaches of fiduciary duties under Georgia corporate law (and not for violation of other laws, such as the Federal securities laws).

     Pursuant to the Registrant’s Restated and Amended Articles of Incorporation and Amended and Restated Bylaws, officers and directors shall be indemnified by the company to the fullest extent allowed under Georgia law for claims brought against them in their capacities as officers and directors. Indemnification is not allowed if the officer or director does not act in good faith and in a manner reasonably believed to be in the best interests of the Registrant, or if the officer or director had no reasonable cause to believe his conduct was lawful. Accordingly, indemnification may occur for liabilities arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Inapplicable.

Item 8. Exhibits.

Exhibit	Description

4.1	Amended and Restated Articles of Incorporation of the Registrant, filed as Exhibit 3.1 to the Registrant’s Form S-1 dated April 14, 1998 (SEC File No. 333-46349) and incorporated herein by reference.

4.2	Amended and Restated Bylaws of the Registrant, filed as Exhibit 3.2 to the Registrant’s Form S-1 dated April 14, 1998 (SEC File No. 333-46349) and incorporated herein by reference.

4.3	See Articles II, III, VII and IX of the Amended and Restated Articles of Incorporation filed as Exhibit 3.1 and Articles I, VII, VIII and IX of the Amended and Restated Bylaws filed as Exhibit 3.2, filed as Exhibit 4.1 to the Registrant’s Form S-1 dated April 14, 1998 (SEC File No. 333-46349) and incorporated herein by reference.

Exhibit	Description

4.4	Specimen Common Stock Certificate, filed as Exhibit 4.2 to the Registrant’s Form S-1 dated April 14, 1998 (SEC File No. 333-46349) and incorporated herein by reference.

5.1*	Opinion of King & Spalding regarding legality of shares being registered.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of King & Spalding (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

*	Filed herewith

Item 9. Undertakings.

     The undersigned Registrant hereby undertakes:

     (a)     (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

             (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 20th day of September, 2002.

HORIZON MEDICAL PRODUCTS, INC.

By:	/s/ Marshall B. Hunt

Marshall B. Hunt Chairman of the Board and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William E. Peterson, Jr. and Julie F. Lancaster, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for such person and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 and any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 20, 2002.

Signature	Title

/s/ Marshall B. Hunt Marshall B. Hunt	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ William E. Peterson, Jr. William E. Peterson, Jr.	President and Director

/s/ Julie F. Lancaster Julie F. Lancaster	Vice President - Finance (Principal Financial Officer and (Principal Accounting Officer)

/s/ H. Ross Arnold, III H. Ross Arnold, III	Director

/s/ Robert J. Simmons Robert J. Simmons	Director

/s/ A. Gordon Tunstall A. Gordon Tunstall	Director

/s/ Robert Tucker Robert Tucker	Director

/s/ T. Lee Provow T. Lee Provow	Director